Exhibit 99.4

CONSENT

This Amendment to the Consent Agreement dated as of October 5, 2011, as amended as of November 2, 2011, (the “Amendment”) is dated as of November 15, 2011 (the “Effective Date”), among Catasys, Inc., a Delaware corporation (the “Company”), Socius Capital Group, LLC, a Delaware limited liability company (the “Investor”), and David E. Smith (the “New Lender”) (collectively, the “Parties”).

WHEREAS, the Parties initially entered into agreements under which the Company issued Secured Convertible Promissory Notes in the amount of $650,000 dated August 17, 2011 and $680,000 dated October 5, 2011 (collectively, the “Original Notes”);

WHEREAS, the Original Notes were amended and restated into Amended and Restated Secured Convertible Promissory Notes in the amounts of $810,000 and $780,000 dated November 2, 2011 (collectively the “Amended Notes”);

WHEREAS, the parties are further amending the Amended Notes to increase the amount borrowed;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.     Definitions  Unless otherwise stated in this Amendment defined terms shall have the meaning set forth in the Consent Agreement dated October 5, 2011 (the “Consent Agreement”).

2.     Amendment.

a.	Section 2(d) of the Consent Agreement is hereby replaced in its entirety by the following:

“It is the intent of the parties hereto that all recoveries with respect to the security interests granted under either Note (including as a result of any foreclosure of any Collateral) be for the ratable benefit (in proportion to the respective original principal amounts under the Notes (i.e., 52.43% to the Investor and 47.57% to the New Lender)) of both the Investor and the New Lender.  Each party hereto shall take such actions as may be reasonably requested by any other party hereto (including by transferring any excess recovery to the appropriate other party hereto) to carry out the intent of this Section 2(d).”

b.	All other terms of the Consent Agreement remain in full force and effect.

3.     Bringdown of Representations and Warranties.  The Company hereby represents and warrants to, and as applicable covenants with, the Investor and the New Lender, as of the date hereof, as set forth in Article III and Article V of that certain Securities Purchase Agreement, dated as of October 5, 2011, between the Company and the New Lender, applied mutatis mutandis; provided that, for purposes of the foregoing and for the avoidance of doubt:

a.
references to the term “Transaction Documents” therein shall be deemed to refer to (i) this Amendment, (ii) the Second Amended and Restated Secured Convertible Promissory Note, dated as of the date hereof, by the Company in favor of the Investor (the “New Peizer Note”), (iii) the Second Amended and Restated Secured Convertible Promissory Note, dated as of the date hereof, by the Company in favor of the New Lender (the “New Smith Note”), (iv) the Second Amended and Restated Warrant, dated as of the date hereof, by the Company in favor of the Investor (the “New Peizer Warrant”), and (v) the Second Amended and Restated Warrant, dated as of the date hereof, by the Company in favor of the New Lender (the “New Smith Warrant”);

b.	references to the term “Effective Date” therein shall be deemed to refer to the date hereof;

c.	references to the term “Warrant” therein shall be deemed to refer to the New Peizer Warrant and the New Smith Warrant;

d.
references to the term “Securities” therein shall be deemed to refer to (i) the New Peizer Note, (ii) the New Smith Note, (iii) the New Peizer Warrant, (iv) the New Smith Warrant, (v) the securities into which any of the New Peizer Note and the New Smith Note is convertible (and any securities issuable upon the conversion or exercise thereof), and (vi) the shares of common stock of the Company into which the New Peizer Warrant and the New Smith Warrant are exercisable; and

e.	references to the term “Investor” therein shall be deemed to refer to both the Investor and the New Lender.

The Company hereby further represents and warrants that the New Peizer Note and the Smith Note are in the substantially same form in all material respects and the New Peizer Warrant and the Smith Warrant are in the substantially same form in all material respects, in each case, except with respect to the principal amount lent to the Company.

4.     Bringdown of Representations and Warraties of the Investor.  Each of the Investor and the New Lender hereby severally and not jointly represents and warrants (solely with respect to itself or himself and not with respect to the other) to, and as applicable covenants with, the Company, as of the date hereof, as set forth in Article IV of that certain Securities Purchase Agreement, dated as of October 5, 2011, between the Company and the New Lender, applied mutatis mutandis.

5.     Amendment.  No provision of this Amendment shall be waived, amended or modified except pursuant a written instrument executed by all parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first written above.

COMPANY:

CATASYS, INC.

By:	/s/ Susan Etzel
Susan Etzel, Chief Financial Officer

INVESTOR:

SOCIUS CAPITAL PARTNERS, LLC

By:	/s/ Terren Peizer
Terren Peizer, Managing Director

NEW LENDER:

DAVID E. SMITH

By:	/s/ David E. Smith
David E. Smith